Exhibit 10.20
2011 CEO Compensation Program
To create a compensation program that reflects a comprehensive view of company performance. The Program reflects a combination of success factors, including: Primary Financial Goals and Other Performance Measures. The Program should be adjusted on an annual basis and compensation should be paid based on the achievement of certain factors.
The 2011 Success Factors:
Primary Financial Goals:
1.	Achieving pre-tax net income for 2011 for CapitalSource Bank of $150 million.
2.	Achieving new funded originations during 2011 of $1.8 billion. Achievement of this target will be measured by reaching both the funded amount set forth in the targets (which will include any loans that fund within 60 days of closings) and hitting the blended spreads set forth in the targets as set forth in the CapitalSource Bank Forecast presented at the CapitalSource Bank February 2011 Board Meeting. For the satisfaction of the blended spread target, consideration will be given to any originations funded over and above the targeted amounts at lower spreads.
3.	Experiencing during 2011 less than 0.5% of credit losses (charge offs or specific reserves) for 2010 vintage originations and 0.25% for 2011 vintage originations. For purposes of losses on portfolio acquisitions, only losses in excess of the purchase discount will be counted as credit losses.
Other Performance Measures:
4.	Achieving the budgeted Parent Company operating expense levels per the 2011 Parent Company budget to be formally approved by the Board of Directors at the April 2011 Board Meeting.
5.	Converting CapitalSource Bank’s Charter from an Industrial Loan Corporation to a Commercial Bank or continuing to make significant progress toward such a conversion as determined by the Board of Directors.
6.	Continuing to reduce the level of Parent Company assets through a focus on reducing the level of Classified Assets.
7.	Continuing to simplify the overall operating structure of the Parent Company through continued movement of employees into CapitalSource Bank and simplifying the management structure (to the extent permitted by regulators).

Bonus Targets
The Compensation Committee of the Board of Directors may use its discretion to adjust — up or down — the following bonus targets and to determine whether the success factors have been achieved to the extent there are judgments to be employed or mitigating factors exist:
To achieve Bonus at or above 100% of Base Salary:
•	All of the 3 Primary Financial Goals and at least 3 of the 4 Other Performance Measures.
To achieve Bonus at or above 75% of Base Salary:
•	At least 2 of the 3 Primary Financial Goals and at least 2 of the 4 Other Performance Measures.